                                                                       Exhibit 8

    [LETTERHEAD OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. APPEARS HERE]

                                September 9, 1999


Prentiss Properties Trust
3890 W. Northwest Highway
Suite 400
Dallas, Texas 75220

Dear Sir or Madam:

     You have requested our opinion that Prentiss Properties Trust ("PPT") was organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT. In rendering our opinion, we have examined such documents as we have deemed necessary. We have assumed the current and continued correctness of the representations made to us by PPT (a copy of which is attached hereto as an exhibit, the "Representations") and we have made no independent verification as to the correctness of such Representations. Where any such factual Representation is qualified to the best knowledge of a person, we have assumed that the representation is correct without regard to such qualification. Further, we assume that all Representations by PPT as to value are correct and we have made no independent verification as to such values.

     Our opinion is based on the provisions of the Code, Treasury Regulations promulgated under the Code, judicial authority and currently published revenue rulings and procedures, all as of the date of this letter, and all of which may change at any time. Any change in the relevant facts (including any assumptions upon which this opinion is, in part, based) or law could change our conclusions and would render our opinion inapplicable. This opinion represents our best legal judgment and has no binding effect on the IRS. Accordingly, no assurance can be given that the IRS or a court would concur with the conclusions reached herein.

     Based on the foregoing, assuming that the election and actions of PPT represented to us are and will be observed and completed as applicable in a timely fashion, we are of the opinion that (i) PPT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation will enable PPT to continue to qualify as a REIT; (ii) Prentiss Properties Acquisition Partners, L.P. is not a "publicly traded partnership" within the meaning of Section 7704 of the Code; and (iii) the descriptions of the law and the legal conclusions discussed in the Form S-3 Registration Statement filed with the SEC on September 9, 1999 (the "Registration Statement") under the caption "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common shares.

     We express no opinion as to any other matter. No reference may be made to this opinion letter in any financial statement, or document, nor may this opinion letter be distributed in any manner without our prior written consent, except (i) such opinion may be furnished to the IRS in connection with an examination and (ii) we consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                              /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                           PRENTISS PROPERTIES TRUST


Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue
Suite #4100
Dallas, TX 75201

Gentlemen:

        Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Tax Counsel"), has been requested to provide an opinion that Prentiss Properties Trust ("PPT") was organized and has operated in conformity with the requirements for qualification as a "real estate investment trust" (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code")/1/, beginning with its taxable year ending December 31, 1996 and through the date hereof and its current and proposed method of operation would enable PPT to continue to qualify as a REIT. In connection with rendering this opinion, Tax Counsel has requested PPT to make certain factual representations. Where any such representation is made to the best knowledge of a person, the knowledge of such person as to such fact is assumed to be correct. Therefore, the undersigned officer of PPT, as an authorized representative of PPT and on behalf of PPT, recognizing that Tax Counsel will rely on this representation letter (the "Representation Letter") in rendering its opinion, represents to the best of his/her knowledge and belief, after due inquiry and investigation, that, except as otherwise provided, with respect to all tax years since its formation:

        (1) PPT is managed by one or more trustees pursuant to the Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Act") who, in such capacity, hold legal title to the property of PPT and has the continuing exclusive authority over the management of PPT, the conduct of the affairs of PPT, and the management and disposition of the property of PPT. For this purpose, the trustee(s) will be considered to hold legal title to the property of the trust whether the title is held in the name of the trust itself, in the name of one or more trustee, or in the name of a nominee for the exclusive benefit of the trust.

        (2) The outstanding shares of beneficial interest (the "Shares") in PPT are transferable, except for restrictions, if any, on transfer under the Securities Act of 1933.

        (3) PPT was organized and is existing under the Maryland REIT Act. PPT timely filed (and has not revoked) an election to be taxed as a REIT beginning with its tax year ended December 31, 1996.

        (4) PPT(I) is neither (A) a bank (and any corporation which would be a bank except for the fact it is a foreign corporation), a small business investment company operating under the Small Business Investment Act of 1958, a corporation which was created by or pursuant to

---------------
/1/ All Section references to the Code, unless otherwise noted.

an act of a State legislature for purposes of promoting, maintaining, and assisting the economy and industry within such State on a regional or statewide basis by making loans to be used in trades and businesses which would generally not be made by banks within such region or State in the ordinary course of their business (except on the basis of a partial participation), and which is operated primarily for such purposes, or a mutual savings banks, cooperative banks, domestic building and loan associations, and other savings institutions chartered and supervised as savings and loan or similar associations under Federal or State law; nor (B) a company whose primary and predominant business activity during the taxable year is the issuing of insurance or annuity contracts or the reinsuring of risks underwritten by insurance companies; and
(II) PPT has never and will never file a tax return as an entity described in either (A) or (B) above.

        (5) More than 100 persons hold the Shares of PPT, and none of such persons has an obligation or duty to any other person with respect to the ownership of or proceeds from such Shares.

        (6) At all times during the last half of each taxable year, natural persons (each of whom owns less than 10% of the value of the Shares) held for their own account more than 50% of the value of the Shares.

        (7) At least ninety-five percent (95%) of the gross income of PPT (excluding gross income from prohibited transactions) was and will be derived from:

             (a) dividends (i.e. distributions with respect to stock of a corporation made out of such corporations earnings and profits);

             (b)  interest (i.e., amounts received for the use of money);

             (c)  rents from real property;

             (d) gain from the sale or other disposition of stock, securities, and real property (including interests in real property and interests in mortgages on real property), which is not held by PPT as stock in trade, inventory, or primarily for sale to customers in the ordinary course of its trade or business;

             (e)  abatements and refunds of taxes on real property;

             (f)  income and gain derived from foreclosure property;

             (g) amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements
             (i) to make loans secured by mortgages on real property, or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

             (h) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction.

        (8) At least seventy-five percent (75%) of the gross income of PPT (excluding gross income from prohibited transactions) was and will be derived from:

             (a)  rents from real property;

             (b) interest on obligations secured by mortgages on real property or on interests in real property;

             (c) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property), which is not held by PPT as stock in trade, inventory, or primarily for sale to customers in the ordinary course of its trade or business;

             (d) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other entities taxable as REITs;

             (e)  abatements and refunds of taxes on real property;

             (f)  income and gain derived from foreclosure property;

             (g) amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements
             (i) to make loans secured by mortgages on real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

             (h) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and

             (i)  qualified temporary investment income.

        (9) For all tax years ending on or before December 31, 1997, less than thirty percent (30%) of the gross income of PPT was derived from the sale or other disposition of:

             (a)  stock or securities held for less than one year;

             (b)  property in a transaction which is a prohibited transaction;

             (c) real property (including interests in real property and interests in mortgages on real property) held for less than four
             (4) years other than:

                  (i)  property compulsorily or involuntarily converted, and

                  (ii) property which is foreclosure property.

        (10) No amount received or accrued, directly or indirectly, by PPT with respect to any real or personal property depends or depended in whole or in part on the income or profits derived by any person from such property.

        (11) No amounts received by PPT as rents from real property has included or will include amounts received directly or indirectly from an entity in which PPT owns (a) in the case of a lessee that is a corporation, ten percent (10%) or more of the total combined voting power of the entity or ten percent (10%) or more of the total number of shares of all classes of stock of the entity, or (b) in the case of a lessee who is not a corporation, a ten percent (10%) interest in assets or net profits of the entity.

        (12) Any amount received by PPT attributable to personal property leased under or in connection with a lease of real property has not and will not exceed fifteen percent (15%) of the total rent for any taxable year attributable to both the real and personal property leased under or in connection with such leases; provided, however, that any amounts received in contravention of
        --------  -------
paragraphs (12) through (15) will not be in an amount which would cause PPT to violate the representation in paragraph (7) or (8).

        (13) Any services and/or amenities, (the "Services") provided to tenants of each of the properties that constitute personal Services rendered to a particular tenant or are Services other than those usually rendered in connection with the rental of rooms or other space for occupancy only has been and will be provided by an independent contractor from which PPT will not derive or receive any income (hereinafter, "Independent Contractor"); provided,
                                                               --------
however, that any amounts received in contravention of paragraphs (12) through
-------
(15) will not be in an amount which would cause PPT to violate the representation in paragraph (7) or (8).

        (14) Services provided to tenants of each of the properties (except for the Services referred to in (15) below) were, are and will be customarily furnished in connection with the rental of real estate; provided, however, that
                                                        --------  -------
any amounts received in contravention of paragraphs (12) through (15) will not be in an amount which would cause PPT to violate the representation in paragraph
(7) or (8). In making this determination, Services would be considered customary if, in the geographic market in which the property is located, tenants in buildings of a similar class are customarily provided with the Service.

        (15) To the extent that any Services provided to tenants of each of the properties are not considered customary (as defined in (14) above), such noncustomary Services have been and will be provided to the tenant by an Independent Contractor, the costs of providing such noncustomary Services has been and will be borne by the Independent Contractor, a separate charge has been and will be made to the tenant by the Independent Contractor and received by the Independent Contractor for rendering such noncustomary Services and the Independent Contractor has been and will be adequately compensated for rendering such noncustomary Services; provided, however, that any amounts received in
                            --------  -------
contravention of paragraphs (12) through (15) will not be in an amount which would cause PPT to violate the representation in paragraph (7) or (8).

        (16) At the close of each quarter of each taxable year of PPT, at least seventy-five percent (75%) of the value of the total assets of PPT has been and will be represented by real estate assets, cash and cash items (including receivables), and Government securities.

        (17) At the close of each quarter of each taxable year of PPT, not more than twenty-five percent (25%) of the total assets of PPT has been and will be represented by securities (other than those includible in representation (16) above.

        (18) At the close of each quarter of each taxable year of PPT, PPT has not and will not hold more than 10% of the voting securities of any issuer, other than an entity which qualifies as a "qualified REIT subsidiary."

        (19) At the close of each quarter of each taxable year of PPT, PPT has not and will not hold the securities of any issuer which constitute 5% or more of the value of PPT's total assets.

        (20) PPT has or will make Distributions in an amount which equals or exceeds (A) the sum of (i) 95% of the PPT's taxable income (computed as if PPT were a corporation taxable under subchapter C of the Code) for each taxable year (determined without regard to the deduction for dividends paid and excluding any net capital gain) and (ii) 95% of the excess of the net income from foreclosure
                  ---
property over the tax imposed on such income by section 857(b)(4)(A); minus (B)
                                                                      -----
any excess non-cash income.

        (21) PPT has had or will have, as of the close of each taxable year, no earnings and profits accumulated in any non-REIT year.

        (22) PPT has complied and will continue to comply with the record-keeping requirements.

        (23) PPT was formed under the laws of Maryland on October 16, 1996 and has at all times thereafter maintained its existence under such laws. At all times during its existence, PPT has been a calendar year taxpayer and has had a timely election as a REIT in effect.

        (24) With respect to Prentiss Properties Acquisition Partners, L.P. ("PPAP") and any other partnership in which PPT or PPAP owns, directly or indirectly, an interest (the "Sub Partnerships"), either (i) the net worth of the corporate general partner equals at least 10% of the total contributions to the limited partnership and is expected to continue to equal at least 10% of the total contributions throughout the life of the partnership; or (ii) each general partner is not merely a "dummy" acting as the agent of the limited partners and acts individually and collectively independently of the limited partners.

        (25) PPAP and the Sub Partnerships have at all times and will at all times file all tax filings consistent with the past and continuing status as a "partnership" for federal income tax purposes.

        (26) Each statement of fact in the section entitled "Federal Income Tax Considerations" of the Form S-3 Registration Statement filed with the SEC on September ____, 1999 is true and correct.

        (27) PPT has previously received an opinion from Hunton and Williams that PPAP and each Sub Partnership will be treated as "partnerships" for federal income tax purposes.

        (28) PPT currently has and will have through the end of its current tax year less than 100 partners.

        (29) For purposes of this Representation Letter, "rents from real property" means

I.      In general--

        (A)  rents from interests in real property,

        (B) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated, and

        (C) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15 percent of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease.

        For purposes of subparagraph (C), with respect to each lease of real property, rent attributable to personal property for the taxable year is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real property and the personal property at the beginning and at the end of such taxable year.

II.     The term "rents from real property" does not include--

        (A) except as provided below with respect to "contingent rent" or "subtenant rent," any amount received or accrued, directly or indirectly, with respect to any real or personal property, if the determination of such amount depends in whole or in part on the income or profits derived by any person from such property (except that any amount so received or accrued shall not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales);

        (B) any amount received or accrued directly or indirectly from any person if the real estate investment trust owns, directly or indirectly--

             (i) in the case of any person which is a corporation, stock of such person possessing 10 percent or more of the total combined voting power of all classes of stock entitled to vote, or 10 percent or more of the total number of shares of all classes of stock of such person; or

             (ii) in the case of any person which is not a corporation, an interest of 10 percent or more in the assets or net profits of such person; and

        (C) any "impermissible tenant service income" (as defined below).

        For purposes of this Representation Letter, the term "independent contractor" means any person--

        (A) who does not own, directly or indirectly, more than 35 percent of the shares, or certificates of beneficial interest, in PPT; and

        (B) if such person is a corporation, not more than 35 percent of the total combined voting power of whose stock (or 35 percent of the total shares of all classes of whose stock), or, if such person is not a corporation, not more than 35 percent of the interest in whose assets or net profits is owned, directly or indirectly, by one or more persons owning 35 percent or more of the shares or certificates of beneficial interest in PPT.

III. For purposes of this Representation Letter "contingent rent" shall occur where PPT receives or accrues, with respect to real or personal property, any amount which would be excluded from the term "rents from real property" solely because the tenant of PPT receives or accrues, directly or indirectly, from subtenants any amount the determination of which depends in whole or in part on the income or profits derived by any person from such property, only a proportionate part (determined pursuant to regulations prescribed by the Secretary) of the amount received or accrued by PPT from that tenant will be excluded from the terms "rents from real property".

        For purposes of this Representation Letter, the "constructive ownership rules" apply for determining the ownership of stock shall apply in determining the ownership of stock, assets, or net profits of any person.

IV.     With respect to "subtenant rent," if

        (i) PPT receives or accrues, with respect to real or personal property, amounts from a tenant which derives substantially all of its income with respect to such property from the subleasing of substantially all of such property, and

        (ii) a portion of the amount such tenant receives or accrues, directly or indirectly, from subtenants consists of qualified rents,

then the amounts which the trust receives or accrues from the tenant shall not be excluded from the term "rents from real property" by reason of being based on the income or profits of such tenant to the extent the amounts so received or accrued are attributable to qualified rents received or accrued by such tenant.

        (29) For purposes of this Representation Letter, the term "qualified rents" means any amount which would be treated as rents from real property if received by PPT.

        (30) For purposes of this Representation Letter the term "impermissible tenant service income" means, with respect to any real or personal property, any amount received or accrued directly or indirectly by PPT for

        (i) services furnished or rendered by the trust to the tenants of such property, or

        (ii) managing or operating such property.

        If the amount described in the preceding sentence with respect to a property for any taxable year exceeds 1 percent of all amounts received or accrued during such taxable year directly or indirectly by PPT with respect to such property, the impermissible tenant service income of the trust with respect to the property shall include all such amounts.

        For purposes of the second preceding sentence (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the trust itself does not derive or receive any income shall not be treated as furnished, rendered, or provided by the trust, and

        (ii) there shall not be taken into account any amount which would be excluded from unrelated business taxable income under section 512(b)(3) of the Code if received by an organization claiming status under section 511(a)(2) of the Code.

        For purposes of the third preceding sentence, the amount treated as received for any service (or management or operation) shall not be less than 150 percent of the direct cost of the trust in furnishing or rendering the service (or providing the management or operation).

        For purposes of Representations (7) and (8) impermissible tenant service income shall be included in the gross income of the PPT.

        (31) For purposes of this Representation Letter, "foreclosure property" means any real property (including interests in real property), and any personal property incident to such real property, acquired by PPT as the result of PPT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured. Such term does not include property acquired by PPT as a result of indebtedness arising from the sale or other disposition of property of PPT that is stock in trade, inventory, or held for sale in the ordinary course of business which was not originally acquired as foreclosure property.

        Property shall cease to be foreclosure property with respect to PPT as of the close of the 3d taxable year following the taxable year in which PPT acquired such property.

        Any foreclosure property shall cease to be such on the first day (occurring on or after the day on which PPT acquired the property) on which--

        (A) a lease is entered into with respect to such property which, by its terms, will give rise to income which is not described in paragraph 8 of this Representation Letter (other than clause (F) thereof), or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day which is not described in such subsection,

        (B) any construction takes place on such property (other than completion of a building, or completion of any other improvement, where more than 10 percent of the construction of such building or other improvement was completed before default became imminent), or

        (C) if such day is more than 90 days after the day on which such property was acquired by PPT and the property is used in a trade or business which is conducted by PPT (other than through an independent contractor from whom the trust itself does not derive or receive any income).

        For purposes of subparagraph (C), property shall not be treated as used in a trade or business by reason of any activities of PPT with respect to such property to the extent that such activities would not result in amounts received or accrued, directly or indirectly, with respect to such property being treated as other than rents from real property.

        Property shall be treated as foreclosure property for purposes of this Representation Letter only if PPT elects (and has not revoked such election) to have the property treated as "foreclosure property" within the meaning of
Section 856 of the Code (in the manner provided in regulations prescribed by the Secretary of the Treasury) on or before the due date (including any extensions of time) for filing its return of tax under this chapter for the taxable year in which PPT acquires such property.

        (32) For purposes of the "constructive ownership rules," the following rules shall apply:

        (1)  Members of Family--

             (A)  In General. An individual shall be considered as owning the
                  ----------
stock owned, directly or indirectly, by or for--

                  (i) his spouse (other than a spouse who is legally separated from the individual under a decree of divorce or separate maintenance), and

                  (ii) his children, grandchildren, and parents.

             (B)  Effect of Adoption. For purposes of subparagraph (A) (ii), a
                  ------------------
legally adopted child of an individual shall be treated as a child of such individual by blood.

        (2) Attribution from Partnerships, Estates, Trusts, and Corporations.

            (A)  From Partnerships and Estates. Stock owned, directly or
                 -----------------------------
indirectly, by or for a partnership or estate shall be considered as owned proportionately by its partners or beneficiaries.

            (B)  From Trusts.
                 -----------

                 (i) Stock owned, directly or indirectly, by or for a trust (other than an employees' trust claiming treatment under section 401(a) or section 501(a)) shall be considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries in such trust.

                 (ii) Stock owned, directly or indirectly, by or for any portion of a trust of which a person is claiming treatment under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by such person.

            (C)  From Corporations. If 10 percent or more in value of the stock
                 -----------------
in a corporation is owned, directly or indirectly, by or for any person, such person shall be considered as owning the stock owned, directly or indirectly, by or for such corporation, in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation.

        (3) Attribution to Partnerships, Estates, Trusts, and Corporations.

            (A)  To Partnerships and Estates. Stock owned, directly or
                 ---------------------------
indirectly, by or for a partner or a beneficiary of an estate shall be considered as owned by the partnership or estate; provided, however, that stock
                                                  --------  -------
shall be considered as owned by a partnership only from those partners who own (directly or indirectly) 25% or more of the capital interests or the profits interest of the partnership.

            (B)  To Trusts.
                 ---------

                 (i) Stock owned, directly or indirectly, by or for a beneficiary of a trust (other than an employees' trust claiming treatment under section 401(a) or section 501(a)) shall be considered as owned by the trust, unless such beneficiary's interest in the trust is a remote contingent interest. For purposes of this clause, a contingent interest of a beneficiary in a trust shall be considered remote if, under the maximum exercise of discretion by the trustee in favor of such beneficiary, the value of such interest, computed actuarially, is 5 percent or less of the value of the trust property.

                 (ii) Stock owned, directly or indirectly, by or for a person who is claiming treatment of any portion of a trust under subpart E of part I of subchapter J (relating to grantors and others treated as substantial owners) shall be considered as owned by the trust.

            (C)  To Corporations. If 10 percent or more in value of the stock in
                 ---------------
a
corporation is owned, directly or indirectly, by or for any person, such corporation shall be considered as owning the stock owned, directly or indirectly, by or for such person.

        (4) Options.  If any person has an option to acquire stock, such stock
            -------
shall be considered as owned by such person. For purposes of this paragraph, an option to acquire such an option, and each one of a series of such options, shall be considered as an option to acquire such stock.

        (5) Operating Rules.
            ---------------

            (A)  In General. Except as provided in subparagraphs (B) and (C),
                 ----------
stock constructively owned by a person by reason of the application of paragraph
(1), (2), (3), or (4), shall, for purposes of applying paragraphs (1), (2), (3), and (4), be considered as actually owned by such person.

            (B)  Members of Family. Stock constructively owned by an individual
                 -----------------
by reason of the application of paragraph (1) shall not be considered as owned by him for purposes of again applying paragraph (1) in order to make another the constructive owner of such stock.

            (C)  Partnerships, Estates, Trusts, and Corporations. Stock
                 -----------------------------------------------
constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraph (3) shall not be considered as owned by it for purposes of applying paragraph (2) in order to make another the constructive owner of such stock.

            (D)  Option Rule in Lieu of Family Rule. For purposes of this
                 ----------------------------------
paragraph, if stock may be considered as owned by an individual under paragraph
(1) or (4), it shall be considered as owned by him under paragraph (4).

            (E)  S Corporation Treated as Partnership. For purposes of this
                 ------------------------------------
rule--

                 (i) a corporation claiming treatment under section 1361(a) shall be treated as a partnership, and

                 (ii) any shareholder of any corporation claiming treatment under section 1361(a) shall be treated as a partner of such partnership.

        The preceding sentence shall not apply for purposes of determining whether stock in the corporation claiming treatment under section 1361(a) is constructively owned by any person.

        (33) For purposes of this Representation Letter, the term "prohibited transaction" shall mean the sale or disposition of property which is held by PPT as stock in trade, inventory, or primarily for sale to customers in the ordinary course of its trade or business and which is not foreclosure property.

        (34) For purposes of this Representation Letter, the term "qualified REIT subsidiary" means any corporation if 100 percent of the stock of such corporation is held by PPT.

        (35) For purposes of this Representation Letter the term "qualified temporary investment income" means any income which--

        (i)   is attributable to stock or a debt instrument,

        (ii)  is attributable to the temporary investment of new capital, and

        (iii) is received or accrued during the 1-year period beginning on the date on which PPT receives such capital.

        New Capital.  The term "new capital" means any amount received by PPT:
        -----------

        (i) in exchange for stock (or certificates of beneficial interests) of PPT (other than amounts received pursuant to a dividend reinvestment plan), or

        (ii) in a public offering of debt obligations of such trust which have maturities of at least 5 years.

        (36) For purposes of this Representation Letter, the term "real property" means land or improvements thereon, such as buildings or other inherently permanent structures thereon (including items which are structural components of such buildings or structures). In addition, the term "real property" includes interests in real property. Local law definitions will not be controlling for purposes of determining the meaning of the term "real property" under this Representation Letter. The term includes, for example, the wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in the building, or other items which are structural components of a building or other permanent structure. The term does not include assets accessory to the operation of a business, such as machinery, printing press, transportation equipment which is not a structural component of the building, office equipment, refrigerators, individual air-conditioning units, grocery counters, furnishings of a motel, hotel, or office building, etc. even though such items may be termed fixtures under local law.

        (37) For purposes of this Representation Letter, the term "interests in real property" includes fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon. The term also includes timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year. Such term does not include any mineral, oil, or gas royalty interests, such as a retained economic interest in coal or iron ore or any other natural resource, unless we have specifically advised you in writing that such an interest will be considered an "interest in real property."

        (38) For purposes of this Representation Letter, the term "non-REIT year" means any taxable year in which PPT was not a REIT and the provisions of
Section 856 et seq. of the Code
did not apply.

        (39) For purposes of this Representation Letter "compulsorily or involuntarily converted" property may be the result of the destruction of property in whole or in part, the theft of property, the seizure of property, the requisition or condemnation of property, or the threat or imminence of requisition or condemnation of property. An "involuntary conversion" may be a conversion into similar property or into money or into dissimilar property.

        (40) For purposes of PPT's "record-keeping requirement":

        (a) PPT has kept such records as will disclose the actual ownership of its outstanding stock. Thus, PPT has maintained in the internal revenue district in which it is required to file its income tax return permanent records showing the information relative to the actual owners of its stock contained in the written statements required by this requirement. Such records have been kept at all times available for inspection by any internal revenue officer or employee, and have been retained so long as the contents thereof may become material in the administration of any internal revenue law.

        (b) Actual owner of stock. The actual owner of stock of PPT is the person who is required to include in gross income in his return the dividends received on the stock. Generally, such person is the shareholder of record of PPT. However, where the shareholder of record is not the actual owner of the stock, the stockholding record of PPT may not disclose the actual ownership of such stock. Accordingly, PPT has demanded written statements from shareholders of record disclosing the actual owners of stock as required in paragraph (d) of this section.

        (c) Stock ownership for personal holding company determination. For the purpose of determining the requirement under Representation (7), the permanent records of the PPT show the maximum number of shares of the trust (including the number and face value of securities convertible into stock of the trust) to be considered as actually or constructively owned by each of the actual owners of any of its stock at any time during the last half of the trust's taxable year.

        (d) Statements to be demanded from shareholders. The information required by paragraphs (b) and (c) of this section have been set forth in written statements which have been demanded from shareholders of record as follows:

            (1) If PPT has 2,000 or more shareholders of record of its stock on any dividend record date, from each record holder of 5 percent or more of its stock; or

            (2) If PPT has less than 2,000 and more than 200 shareholders of record of its stock on any dividend record date, from each record holder of 1 percent or more of its stock; or

            (3) If PPT has 200 or less shareholders of record of its stock on any dividend record date, from each record holder of one-half of 1 percent or more of its stock.

        (e) Demands for statements. The written statements from shareholder of record have been demanded by PPT in accordance with paragraph (d) of this section within 30 days after the close of PPT's taxable year (or before June 1, 1962, whichever is later). When making demand for such written statements, PPT has informed each such shareholder of his duty to submit at the time he files his income tax return (or before July 1, 1962, whichever is later) the statements which are required by PPT if he fails or refuses to comply with such demand. A list of the persons failing or refusing to comply in whole or in part with PPT's demand for statements under this requirement have been maintained as a part of PPT's record keeping requirement.

        (41) For purposes of this Representation Letter, "Distribution" means a distribution of cash to the holders of PPT's common and preferred shares pro-rata, with no prefence to any share of stock as compared with other shares of the same class, and with no preference to one class of stock as compared with another class except to the extent the former class is entitled to such preference by the terms of the stock instrument itself.

        (42) For purposes of this Representation Letter, the "taxable income" means PPT's taxable income.

        In connection with making these representations, the undersigned has reviewed such documentation and consulted with its accounting advisors as he/she deems necessary regarding the above representations and makes these representations based on his/her experience as an asset manager in the business of managing assets, including real estate. All terms used herein shall have the meaning normally associated therewith in the REIT industry.

             IN WITNESS WHEREOF, I have signed this Representation Letter this 7th day of September, 1999.


                                Prentiss Properties Trust

                                        By:    /s/ Greg S. Imhoff
                                           ---------------------------------
                                        Name:   Greg S. Imhoff
                                             -------------------------------
                                        Title: Vice President and Secretary
                                               -----------------------------